Exhibit 99.1

Apyx Medical Corporation Announces New Debt Facility with Perceptive Advisors

New facility includes senior, secured term loans of up to $45 million

CLEARWATER, FL — November 9, 2023 - Apyx Medical Corporation (NASDAQ:APYX) (the “Company”), the manufacturer of a proprietary helium plasma and radiofrequency technology marketed and sold as Renuvion®, today announced that the Company and its subsidiaries have entered into a new, five-year credit agreement with Perceptive Credit Holdings IV, LP (“Perceptive”), an affiliate of Perceptive Advisors. The Perceptive Credit Agreement provides for a facility of up to $45 million in senior secured term loans, with an initial loan of $37.5 million fully drawn at closing.

“We are excited to announce this new debt facility with Perceptive Advisors,” said Charlie Goodwin, President and Chief Executive Officer. “This new facility provides Apyx Medical with access to additional capital – and at more attractive terms overall – than our prior agreement, significantly strengthening our balance sheet and enhancing our financial flexibility.”

“We are excited to partner with Apyx Medical and believe that Renuvion will be a formidable product in the market as the company executes on its strategy,” said Sam Chawla, Portfolio Manager of Perceptive Advisors.

The Perceptive credit facility matures on November 8, 2028 and includes an initial loan of $37.5 million and a delayed draw loan of $7.5 million. The initial loan of $37.5 million was fully funded on November 8, 2023, with approximately $11.0 million of the proceeds used to satisfy all obligations under the Company’s MidCap credit agreement, in addition to approximately $2.5 million of transaction fees and other expenses incurred in connection with the Perceptive Credit Agreement. The delayed draw loan can be drawn at the Company’s option until December 31, 2024, upon satisfaction of certain conditions and covenants, including, but not limited to, the achievement of a minimum revenue target.

The initial loan and delayed draw loan bear interest at a floating rate based on one-month SOFR, subject to a floor of 5.0%, plus 7.0%. The Perceptive Credit Agreement provides for 48 months of interest-only payments. Subsequent to the interest-only period, the outstanding principal amount of the loans is repayable in monthly payments of 3.0% of the outstanding balance on the payment date. All remaining outstanding principal, together with all accrued and unpaid interest, is due at maturity. The loans may be voluntarily prepaid in full, or in part, at any time, subject to terms and conditions set forth in the Perceptive Credit Agreement. Additionally, the loans are subject to mandatory prepayment obligations, pursuant to the terms of the Perceptive Credit Agreement. The obligations under the Perceptive credit facility are secured by first priority liens on substantially all of the assets of the Company.

In connection with the Company’s initial loan under the Perceptive Credit Agreement, the Company issued Perceptive warrants to purchase up to 1,250,000 shares of its common stock, par value $0.001, with an exercise price of $2.43 per share. Upon the issuance of the delayed draw loan, if applicable, the Company will issue Perceptive warrants to purchase up to 250,000 shares of its common stock, par value $0.001, with an exercise price of equal to the 10-day volume weighted average sale price from the preceding business day.

Craig-Hallum served as financial advisor to the Company on the transaction. Additional detail regarding the foregoing financing is set forth in the Company’s Current Report on Form 8-K, to be filed with the U.S. Securities and Exchange Commission.

Investor Relations Contact:

ICR Westwicke on behalf of Apyx Medical Corporation

Mike Piccinino, CFA

investor.relations@apyxmedical.com

About Apyx Medical Corporation:

Apyx Medical Corporation is an advanced energy technology company with a passion for elevating people’s lives through innovative products, including its Helium Plasma Technology products marketed and sold as Renuvion in the cosmetic surgery market and J-Plasma® in the hospital surgical market. Renuvion and J-Plasma offer surgeons a unique ability to provide controlled heat to tissue to achieve their desired results. The Company also leverages its deep expertise and decades of experience in unique waveforms through OEM agreements with other medical device manufacturers. For further information about the Company and its products, please refer to the Apyx Medical Corporation website at www.ApyxMedical.com.

About Perceptive Advisors:

Founded in 1999, Perceptive Advisors is a leading healthcare focused investment firm with approximately $9.5 billion of regulatory assets under management. Since inception, Perceptive Advisors has focused on supporting progress in the life sciences industry by identifying opportunities and directing financial resources toward the most promising technologies in modern healthcare. For more information about Perceptive, visit www.perceptivelife.com.

Cautionary Statement on Forward-Looking Statements:

Certain matters discussed in this release and oral statements made from time to time by representatives of the Company may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to, projections of net revenue, margins, expenses, net earnings, net earnings per share, or other financial items; projections or assumptions concerning the possible receipt by the Company of any regulatory approvals from any government agency or instrumentality including but not limited to the U.S. Food and Drug Administration (the “FDA”), supply chain disruptions, component shortages, manufacturing disruptions or logistics challenges; or macroeconomic or geopolitical matters and the impact of those matters on the Company’s financial performance.

Forward-looking statements and information are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the Company’s ability to control or predict. Important factors that may cause the Company’s actual results to differ materially and that could impact the Company and the statements contained in this release include but are not limited to risks, uncertainties and assumptions relating to the regulatory environment in which the Company is subject to, including the Company’s ability to gain requisite approvals for its products from the FDA and other governmental and regulatory bodies, both domestically and internationally; the impact of the March 14, 2022 FDA Safety Communication on our business and operations; sudden or extreme volatility in commodity prices and availability, including supply chain disruptions; changes in general economic, business or demographic conditions or trends; changes in and effects of the geopolitical environment; liabilities and costs which the Company may incur from pending or threatened litigations, claims, disputes or investigations; and other risks that are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and the Company’s other filings with the Securities and Exchange Commission. For forward-looking statements in this release, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.